Exhibit 99.1

CEVA, Inc. Announces Fourth Quarter and 2014 Financial Results

•	Licensing driven by strong demand for vision and connectivity products

•	Growing shipments of CEVA-powered LTE and 3G WCDMA smartphones

•	2014 licensing and related revenues up 27% year-over-year

MOUNTAIN VIEW, Calif. – February 03, 2015 – CEVA, Inc. (NASDAQ: CEVA), the leading licensor of DSP and IP platforms for cellular, multimedia and connectivity, today announced its financial results for the fourth quarter and year ended December 31, 2014.

Fourth Quarter 2014

Total revenue for the fourth quarter of 2014 was $13.8 million, a decrease of 1% compared to $14.0 million reported for the fourth quarter of 2013. Fourth quarter 2014 licensing and related revenue was $7.4 million, an increase of 1% compared to $7.3 million reported for the fourth quarter of 2013. Royalty revenue for the fourth quarter of 2014 was $6.4 million, a decrease of 4% compared to $6.7 million reported for the fourth quarter of 2013.

Gideon Wertheizer, Chief Executive Officer, stated: “Our strong fourth quarter performance was driven by robust demand for our new vision and connectivity IPs. We also signed a comprehensive agreement for baseband processing with a new semiconductor company associated with a leading Tier 1 OEM. Our royalty revenue continues to progress, showing 20% sequential growth primarily driven by growing LTE and 3G WCDMA smartphone shipments.”

Mr. Wertheizer continued: “The vast majority of the 36 license agreements we signed in 2014 were for non-baseband applications, which clearly illustrates the successful execution of our diversification strategy. With our latest DSP platforms in the areas of vision, audio, voice and sensing and our Wi-Fi and Bluetooth connectivity products, we are now serving markets of much greater magnitude, totaling tens of billions of devices. Looking ahead, we believe we are well positioned to leverage our technologies and engineering talent to further expand our customer base and help us meet our strategic mid-term objective to power 700 million to 900 million non-baseband devices annually by 2018.”

U.S. GAAP net loss for the fourth quarter of 2014 was $1.9 million, compared to net income of $3.1 million reported for the same period in 2013. U.S. GAAP diluted net loss per share for the fourth quarter of 2014 were $0.10, compared to net income per share of $0.14 for the fourth quarter of 2013. U.S. GAAP net loss for the fourth quarter of 2014 also included a one-time write off of a deferred tax asset in the U.S. of approximately $3.4 million.

Non-GAAP net income and diluted earnings per share for the fourth quarter of 2014 were $1.7 million and $0.08, respectively, representing a decrease of 61% and 60% over the $4.5 million and $0.20 reported for the fourth quarter of 2013, respectively. Non-GAAP net income and diluted earnings per share for the fourth quarter of 2014 excluded: (a) equity-based compensation expense of $1.0 million, (b) the impact of the amortization of acquired intangibles, net of tax, of $0.2 million associated with the acquisition of RivieraWaves, (c) $0.1 million of costs associated with the RivieraWaves acquisition, and (d) one-time write off of a deferred tax asset related to stock based compensation, of approximately $2.2 million. Non-GAAP net income and diluted earnings per share for the fourth quarter of 2013 excluded an aggregate equity-based compensation expense, net of taxes, of $1.3 million.

During the fourth quarter of 2014, the Company concluded eleven new license agreements. Six of the agreements were for CEVA DSP cores, platforms and software, and five were for CEVA connectivity IPs. Target applications for customer deployment are smartphones, tablets, advanced driver assistance systems (ADAS), surveillance systems, satellite communications, G.fast, advanced hearing aids and game consoles. Geographically, two of the agreements were in the U.S., two were in Europe and seven were in Asia, including Japan.

Full Year 2014 Review

Total revenue for 2014 was $50.8 million, an increase of 4% compared to $48.9 million reported for 2013. Royalty revenue for 2014 was $22.5 million, representing a decrease of 15% compared to $26.5 million reported for 2013. Licensing and related revenue for 2014 was $28.3 million, an increase of 27% compared to $22.4 million reported for 2013.

U.S. GAAP net loss and diluted loss per share for 2014 were $0.8 million and $0.04, respectively, compared to net income of $6.7 million and diluted net income per share of $0.30 reported for 2013. U.S. GAAP net loss for 2014 also included (a) a one-time write off of a deferred tax asset in the U.S. of approximately $3.4 million, (b) loss of approximately $0.4 million from the sale of our minority equity holdings in Antcor, which was sold to u-blox in the third quarter, and (c) the impact of the amortization of acquired intangibles, net of tax, of $0.4 million, associated with the acquisition of RivieraWaves.

Non-GAAP net income and diluted earnings per share for 2014 were $7.4 million and $0.35, respectively, representing a decrease of 38% and 35%, respectively, over the $12 million and $0.54 reported for 2013. Non-GAAP net income and diluted earnings per share for 2014 excluded (a) equity-based compensation expense of $5.0 million, (b) the impact of the amortization of acquired intangibles, net of tax, of $0.4 million associated with the acquisition of RivieraWaves, (c) a loss of approximately $0.4 million from the sale of our minority equity holdings in Antcor, which was sold to u-blox in the third quarter, (d) $0.5 million of costs associated with the RivieraWaves acquisition, and (e) a one-time write off of a deferred tax asset related to stock based compensation of approximately $1.9 million. Non-GAAP net income and diluted earnings per share for 2013 excluded an aggregate equity-based compensation expense, net of taxes, of $5.3 million.

Yaniv Arieli, Chief Financial Officer, stated, “We are pleased to end the year on a strong note, with another well executed quarter that helped produce 27% growth year-over-year in licensing and related revenues. This strength in licensing paves the way for future royalty revenue and reinforces our leadership in the industry for DSP and connectivity IPs. During 2014, we continued to actively execute our share repurchase program, buying back approximately 1.2 million shares for a total consideration of approximately $19 million. We also invested approximately $15 million to acquire RivieraWaves. At the end of 2014, CEVA’s cash and cash equivalent balances, marketable securities and bank deposits were approximately $130 million.”

CEVA Conference Call

On February 03, 2015, CEVA management will conduct a conference call at 8:30 a.m. Eastern Time / 1:30 p.m. London time, to discuss the operating performance for the fourth quarter and year ended December 31, 2014.

The conference call will be available via the following dial in numbers:

•	U.S. Participants: Dial 1-866-364-3869 (Access Code: CEVA)

•	International Participants: Dial +1-412-902-4215 (Access Code: CEVA)

The conference call will also be available live via the Internet at the following link: http://www.videonewswire.com/event.asp?id=101303. Please go to the web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.

For those who cannot access the live broadcast, a replay will be available by dialing +1-877-344-7529 or +1-412-317-0088 (access code: 10058291) from one hour after the end of the call until 9:00 a.m. (Eastern Time) on February 17, 2015. The replay will also be available at CEVA’s web site www.ceva-dsp.com.

About CEVA, Inc.

CEVA is the leading licensor of cellular, multimedia and connectivity technologies to semiconductor companies and OEMs serving the mobile, consumer, automotive and IoT markets. Our DSP IP portfolio includes comprehensive platforms for multimode 2G/3G/LTE/LTE-A baseband processing in terminals and infrastructure, computer vision and computational photography for any camera-enabled device, audio/voice/speech and ultra-low power always-on/sensing applications for multiple IoT markets. For connectivity, we offer the industry’s most widely adopted IPs for Bluetooth (Smart and Smart Ready), Wi-Fi (802.11b/g/n/ac up to 4x4) and serial storage (SATA and SAS). One in every three phones sold worldwide is powered by CEVA, from many of the world’s leading OEMs including Samsung, Huawei, Xiaomi, Lenovo, HTC, LG, Coolpad, ZTE, Micromax and Meizu. Visit us at www.ceva-dsp.com and follow us on Twitter, YouTube and LinkedIn.

Forward Looking Statement

This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that if they materialize or prove incorrect, could cause the results of CEVA to differ materially from those expressed or implied by such forward-looking statements and assumptions. Forward-looking statements include Mr. Wertheizer’s statement that CEVA is well positioned to leverage its technologies and engineering talent to further expand its customer base and CEVA’s IP will power 700 million to 900 million non-baseband devices annually by 2018, as well as Mr. Arieli’s statement expressing optimism about CEVA’s recent licensing deals will pave the way for future royalty revenue. The risks, uncertainties and assumptions include: the ability of the CEVA DSP cores and other technologies to continue to be strong growth drivers for us; our success in penetrating new markets, specifically non-baseband markets, and maintaining our market position in existing markets; the ability of products incorporating our technologies to achieve market acceptance, the speed and extent of the expansion of the 3G and LTE networks, as well as the IoT space, the effect of intense industry competition and consolidation, global chip market trends, the possibility that markets for CEVA’s technologies may not develop as expected or that products incorporating our technologies do not achieve market acceptance; our ability to timely and successfully develop and introduce new technologies; and general market conditions and other risks relating to our business, including, but not limited to, those that are described from time to time in our SEC filings. CEVA assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.

For More Information Contact:

Yaniv Arieli CEVA, Inc. CFO +1.650.417.7941 yaniv.arieli@ceva-dsp.com	Richard Kingston CEVA, Inc. VP, Investor Relations & Corporate Communications +1.650.417.7976 richard.kingston@ceva-dsp.com

CEVA, INC. AND ITS SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS – U.S. GAAP

U.S. dollars in thousands, except per share data

	Quarter ended		Year ended
	December 31,		December 31,
	2014	2013	2014	2013 (*)
	Unaudited	Unaudited	Unaudited	Unaudited
Revenues:
Licensing and related revenues	$7,359	$7,264	$28,348	$22,372
Royalties	6,462	6,702	22,460	26,528

Total revenues	13,821	13,966	50,808	48,900

Cost of revenues	1,263	1,364	5,000	5,163

Gross profit	12,558	12,602	45,808	43,737

Operating expenses:
Research and development, net	7,328	4,937	25,828	21,216
Sales and marketing	2,614	2,821	9,815	10,092
General and administrative	1,930	2,082	8,054	7,670
Amortization of intangible assets	323		649

Total operating expenses	12,195	9,840	44,346	38,978

Operating income	363	2,762	1,462	4,759
Financial and other income, net	32	661	571	2,714

Income before taxes on income	395	3,423	2,033	7,473
Taxes on income	2,329	295	2,852	788

Net income (loss)	$(1,934)	$3,128	$(819)	$6,685

Basic net income (loss) per share	$(0.10)	$0.14	$(0.04)	$0.30
Diluted net income (loss) per share	$(0.10)	$0.14	$(0.04)	$0.30
Weighted-average shares to compute net income (loss) per share (in thousands):
Basic	20,209	21,685	20,622	22,009
Diluted	20,209	22,063	20,622	22,465

(*)	Derived from audited financial statements

Unaudited Reconciliation of GAAP to Non-GAAP Financial Measures

(U.S. Dollars in thousands, except per share amounts)

	Quarter ended		Year ended
	December 31,		December 31,
	2014	2013	2014	2013
	Unaudited	Unaudited	Unaudited	Unaudited
GAAP net income	(1,934)	3,128	(819)	6,685
Equity-based compensation expense included in cost of revenue	34	89	193	312
Equity-based compensation expense included in research and development expenses	452	525	2,027	2,014
Equity-based compensation expense included in sales and marketing expenses	156	290	909	1,311
Equity-based compensation expense included in general and administrative expenses	386	592	1,882	2,283
Income tax benefit related to equity-based compensation expenses	—	(167)	—	(578)
costs associated with the RivieraWaves acquisition (1)	91	—	480	—
Amortization of intangible assets related to RivieraWaves transaction, net of tax	210	—	445	—
Loss from realize of investment in other company associated with Antcor	—	—	404	—
One-time write off of a tax asset related to equity-based compensation expenses	2,214	—	1,890	—
Income tax related to RivieraWaves acquisition	118	—	—	—

Non-GAAP net income	1,727	4,457	7,411	12,027

GAAP weighted-average number of Common Stock used in computation of diluted earnings per share (in thousands)	20,209	22,063	20,622	22,465
Weighted-average number of shares related to outstanding options	—	—	—	14

Weighted-average number of Common Stock used in computation of diluted earnings per share, excluding the above (in thousands)	20,209	22,063	20,622	22,479
GAAP diluted earnings per share	$(0.10)	$0.14	$(0.04)	$0.30
Equity-based compensation expense, net of taxes	$0.05	$0.06	$0. 24	$0. 24
costs associated with the RivieraWaves acquisition (1)	—		$0.02
Amortization of intangible assets related to RivieraWaves transaction, net of tax	$0.01		$0.02
Loss from realize of investment in other company associated with Antcor	—		$0.02
One-time write off of a tax asset related to equity-based compensation expenses	0.11		$0.09
Income tax related to RivieraWaves acquisition	$0.01

Non-GAAP diluted earnings per share	$0.08	$0.20	$0.35	$0.54

(1)	Acquisition and related costs pertain to tax and legal services and adjustment to the contingent consideration associated with the RivieraWaves transaction.

CEVA, INC. AND ITS SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(U.S. Dollars in thousands)

	December 31,	December 31,
	2014	2013 (*)
	Unaudited	Unaudited
ASSETS
Current assets:
Cash and cash equivalents	$16,166	$24,117
Marketable securities and short term bank deposits	85,277	110,411
Trade receivables, net	8,347	5,629
Deferred tax assets	1,868	3,457
Prepaid expenses and other current assets	3,982	1,996

Total current assets	115,640	145,610

Long-term assets:
Long term bank deposits	28,424	17,066
Severance pay fund	7,011	7,215
Deferred tax assets	399	955
Property and equipment, net	2,605	1,616
Goodwill	46,612	36,498
Investment in other companies	1,806	3,367
Other Intangible assets	5,512	—

Total assets	$208,009	$212,327

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade payables	$864	$1,085
Deferred revenues	1,681	623
Accrued expenses and other payables	16,711	10,563
Taxes payable	739	1,833
Deferred tax liabilities	464	73

Total current liabilities	20,459	14,177
Long-term liabilities:
Accrued severance pay	7,096	7,255
Deferred tax liabilities	1,405	—

Total liabilities	28,960	21,432

Stockholders’ equity:
Common Stock:	20	21
Additional paid in-capital	209,426	204,415
Treasury Stock	(54,708)	(41,005)
Accumulated other comprehensive loss	(436)	(81)
Retained earnings	24,747	27,545

Total stockholders’ equity	179,049	190,895

Total liabilities and stockholders’ equity	$208,009	$212,327

(*)	Derived from audited financial statements